Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated August 31, 2022, with respect to the audited financial statements of DT Cloud Acquisition Corp. as of August 12, 2022 and the related statement of operations, shareholders’ deficit and cash flows for the period from July 7, 2022 (inception) through August 12, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/MaloneBailey, LLP
www.malonebailey.com
Houstoan, Texas
October 5, 2022